Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 28, 2019, with respect to the consolidated financial statements of Andeavor Logistics LP, and the effectiveness of internal control over financial reporting of Andeavor Logistics LP, incorporated by reference in this Current Report on Form 8-K, for the year ended December 31, 2018, filed with the Securities and Exchange Commission, and incorporated by reference in the Registration Statements on Form S-3 of MPLX LP (File Nos. 333-219795, 333-220267 and 333-230172) and Form S-8 of MPLX LP (File Nos. 333-184707, 333-222474 and 333-223599).

/s/ Ernst & Young LLP

San Antonio, Texas

September 4, 2019